EXHIBIT 21
SUBSIDIARIES OF COMPANY

Name	Jurisdiction of Formation
Sucampo Pharma Europe Ltd.	England and Wales

Sucampo Pharma, Ltd.	Japan

Sucampo Pharma Americas, Inc.	Delaware